Filed Pursuant to Rule 433

Registration No. 333-213439

Final Term Sheet

September 2, 2016

VERIZON COMMUNICATIONS INC.

$2,059,000,000 4.20% Notes due 2046

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	4.20% Notes due 2046 (the “Notes”)

Trade Date:	September 2, 2016

Settlement Date (T+13):	September 22, 2016

Maturity Date:	September 22, 2046

Interest Payment Dates:	Semiannually on each March 22 and September 22, commencing March 22, 2017

Aggregate Principal Amount Offered:	$2,059,000,000

Public Offering Price:	100.00% plus accrued interest, if any, from September 22, 2016

Underwriting Commission:	0.10%

Proceeds to Verizon (before expenses):	99.90%

Interest Rate:	4.20% per annum

Denominations:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption:	Not redeemable prior to September 22, 2018. On each September 22 on or after September 22, 2018 the Notes will be redeemable on not less than 30 nor more than 60 days’ notice, in whole but not in part, at the option of the Company, at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

Listing:	Application will be made to list the Notes on the Taipei Exchange (the “TPEx”).

Selling Restrictions:	The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the Republic of China (“ROC”), which currently include: overseas or domestic (i) banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission, (ii) fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Future Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the Notes are not permitted to sell or otherwise dispose of the Notes except by transfer to a professional institutional investor.

Allocation:	Principal Amount of Notes

BNP Paribas, Taipei Branch	$ 735,000,000

E.SUN Commercial Bank, Ltd.	574,000,000

MasterLink Securities Corporation	750,000,000
$2,059,000,000

Global Structuring Agent and Coordinator:	Morgan Stanley & Co. LLC

Junior Structuring Agents:	Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc. Loop Capital Markets LLC

Structuring Agents’ Fee:	$12,354,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated September 1, 2016, Prospectus dated September 1, 2016

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

The TPEx is not responsible for the content of this Final Term Sheet and no representation is made by the TPEx as to the accuracy or completeness of this Final Term Sheet. The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this Final Term Sheet. Admission to the listing and trading of the Notes on the TPEx shall not be taken as an indication of the merits of Verizon or the Notes.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.